Exhibit 99.1

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MSCI Inc. Reports Record Revenues for Third Quarter 2008

New York – October 2, 2008 – MSCI Inc. (NYSE: MXB), a leading global provider of investment decision support tools, including indices and portfolio risk and performance analytics, today announced results for the third quarter and nine months ended August 31, 2008.

(Note:  Percentage changes are referenced to the comparable period in fiscal year 2007, unless otherwise noted.)

•	Operating revenues increased 19.5% to a record $110.4 million in third quarter 2008 and 20.6% to $323.5 million for the first nine months of fiscal 2008 (year to date 2008).
•
Adjusted EBITDA increased 26.9% to a record $51.3 million in third quarter 2008 for an adjusted EBITDA margin of 46.4% and increased 33.1% to $146.3 million for an adjusted EBITDA margin of 45.2% for year to date 2008. See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income."

•
Net income decreased 11.7% to $18.9 million ($0.19 per diluted share) in third quarter 2008 for a net income margin of 17.1% and decreased 11.8% to $55.4 million for year to date 2008 for a net income margin of 17.1%. Please see “Factors Impacting Comparability of Our Financial Results” on page 2.

Henry A. Fernandez, Chairman and CEO, said “Our third quarter revenue growth of 19.5% compared to third quarter 2007 reflects the strong market position of our investment management tools coupled with our ability to add new clients globally, increase sales to existing clients, and maintain high client retention rates. We are particularly pleased to report an adjusted EBITDA margin of 46.4% despite incurring duplicative expenses to replace Morgan Stanley services. This high level of profitability highlights the significant operating leverage of our business. In addition, the strong financial position of the company is evidenced by our cash balance of approximately $246 million at the end of the quarter.”

“While our equity index asset based fees and our equity portfolio analytics revenues were negatively impacted by the challenging financial market conditions, sales of our equity index data subscription and multi-asset class portfolio analytics products remained strong during the third quarter demonstrating the power of our diversified suite of products and diverse client base worldwide,” added Mr. Fernandez.

Selected Financial Information
Table 1
	Three Months Ended			Nine Months Ended
	August 31,			August 31,
Amounts in thousands, except per share data	2008	2007	Chg	2008	2007	Chg
Operating revenues	$110,399	$92,407	19.5%	$323,545	$268,228	20.6%
Operating expenses	$72,880	$59,144	23.2%	$217,957	$179,136	21.7%
Net income	$18,878	$21,379	(11.7%)	$55,443	$62,872	(11.8%)
% Margin	17.1%	23.1%		17.1%	23.4%
Diluted EPS	$0.19	$0.25	(24.0%)	$0.55	$0.75	(26.7%)

Operating expenses excluding founders grant[1]	$67,534	$59,144	14.2%	$200,939	$179,136	12.2%
Adjusted EBITDA[2]	$51,258	$40,401	26.9%	$146,255	$109,850	33.1%
% Margin	46.4%	43.7%		45.2%	41.0%

[1] Excludes certain equity-based compensation (founders grant) expenses of $5.3 million and $17.0 million for the three months and nine months ended August 31, 2008. There was no founders grant expense in the three months and nine months ended August 31, 2007.

[2] See Tables 9 and 14 each titled "Reconciliation of Adjusted EBITDA to Net Income" and information about the use of non-GAAP financial information provided under “Notes Regarding the Use of Non-GAAP Financial Measures.”

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Factors Impacting Comparability of Our Financial Results

Net income and earnings per share (EPS) for third quarter 2008 are not comparable with third quarter 2007 primarily because of founders grant expense, changes in our capital structure and our initial public offering (IPO). See disclosures below for additional details.

Summary of Results for Fiscal Third Quarter 2008

Operating Revenues

Total operating revenues for the three months ended August 31, 2008 (third quarter 2008) increased 19.5% to a record $110.4 million compared to $92.4 million for the three months ended August 31, 2007 (third quarter 2007). The growth was driven by an increase in our revenues related to index and analytics subscriptions and to equity index asset based fees, which were up 21.4% and 10.8%, respectively, in third quarter 2008. The revenue strength was broad based across all client types and geographic regions.

Our Aggregate Retention Rate (as defined below) was unchanged at 92% for third quarter 2008 compared to third quarter 2007.

In third quarter 2008, we added 65 net new clients. At August 31, 2008, we had a total of 3,097 clients, excluding clients that only pay us asset based fees.

Equity Indices:  Revenues related to Equity Indices increased 24.1% to $62.0 million in third quarter 2008 compared to the same period in 2007. Revenues from equity index data subscriptions were up 30.7% to $43.7 million in third quarter 2008 reflecting growth in subscriptions across all of our MSCI Global Investable Market Indices products, including developed market, emerging market and small cap indices and sales of historical index data. The revenue growth was led by subscriptions to asset managers.

Revenues attributable to equity index asset based fees increased 10.8% to $18.3 million in third quarter 2008 led by growth in our ETF asset based fee revenues. The average value of assets in ETFs linked to MSCI equity indices was $178.3 billion for third quarter 2008 compared to $155.7 billion for third quarter 2007. As of August 31, 2008, the value of assets in ETFs linked to MSCI equity indices was $166.3 billion, representing an increase of $9.8 billion, or 6.3%, from $156.5 billion as of August 31, 2007. The $9.8 billion year-over-year growth in value of assets in ETFs linked to MSCI equity indices was attributable to $35.1 billion of net asset inflows, offset by $25.3 billion of net asset depreciation.

Compared to second quarter 2008, equity index asset based fee revenues were flat as a decline in asset based revenues for ETFs was offset by an increase in asset based fees for institutional indexed funds.

Our ETF asset based revenues declined 1% in the third quarter 2008 compared to second quarter 2008. The average value of assets in ETFs linked to MSCI equity indices was $178.3 billion for third quarter 2008 compared to $184.4 billion for second quarter 2008. At August 31, 2008, the value of assets in ETFs linked to MSCI equity indices was $166.3 billion representing a decrease of 16.7%, or $33.3 billion, from $199.6 billion as of May 31, 2008. The $33.3 billion decrease from May 31, 2008 was attributable to asset outflows of $2.1 billion and asset depreciation of $31.2 billion. The $2.1 billion of asset outflows was comprised of $3.4 billion of asset outflows from established ETFs offset in part by $1.3 billion of asset inflows in ETFs launched over the last twelve months.

The three MSCI indices with the largest amount of ETF assets linked to them as of August 31, 2008 were the MSCI EAFE, Emerging Markets and US Broad Market Indices. The assets linked to these indices were $40.4 billion, $31.8 billion and $10.4 billion, respectively.

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Equity Portfolio Analytics:  Revenues related to Equity Portfolio Analytics products increased 14.3% to $33.7 million in third quarter 2008 compared to the same period in 2007. The year-over-year increase reflects new subscriptions to our proprietary equity risk data accessed directly and bundled with Aegis.

Multi-Asset Class Portfolio Analytics:  Revenues related to Multi-Asset Class Portfolio Analytics increased 33.8% to $8.9 million in third quarter 2008 compared to the same period in 2007. BarraOne revenue growth remained strong due to sales to existing clients as well as new client additions led by orders from asset managers and asset owners. The EMEA region was particularly strong reflecting demand for centralized risk reporting tools.

Other Products: Revenues from Other Products decreased 8.0% to $5.8 million in third quarter 2008 compared to the same period in 2007. The decline reflects a decrease of 59.0% to $0.7 million in asset based fees from investment products linked to MSCI investable hedge fund indices offset, in part, by an increase of 17.5% to $3.4 million for our energy and commodity analytics products and a 3.6% increase to $1.7 million for fixed income analytics. The decline in investable hedge fund indices revenues reflects lower asset based fees from investment products linked to these indices, caused by market depreciation and investor withdrawals.

Operating Expenses

Operating expenses increased 23.2% to $72.9 million in third quarter 2008 compared to third quarter 2007. Excluding expenses related to the founders grant (as described below), operating expenses increased 14.2% to $67.5 million in third quarter 2008, with increases in compensation and non-compensation expenses of 19.2% and 9.3%, respectively. Expenses associated with replacing services currently provided by Morgan Stanley were $7.8  million (including $0.6 million of depreciation expense) in third quarter 2008 compared to $5.1 million in second quarter 2008. The allocation expense for cost of services provided by Morgan Stanley was $3.9 million in third quarter 2008 compared to $5.8 million in second quarter 2008 and $7.0 million in third quarter 2007.

Compensation expense in third quarter 2008 includes $2.4 million of expenses attributable to staff hired to replace Morgan Stanley services. In addition, the increase compared to third quarter 2007 reflects higher compensation costs for existing staff and new hires including personnel hired in emerging market centers. The non-compensation expense increase reflects expenses of $5.4 million (including $0.6 million of depreciation expense) related to replacing Morgan Stanley services, $0.5 million associated with being a public company and $0.6 million from expenses associated with the July 2008 secondary equity offering. These expenses were offset by a $3.1 million reduction in the expense allocation from Morgan Stanley.

The number of full-time employees increased by 96 to 724 on August 31, 2008 from 628 on August 31, 2007 and by 38 from 686 on May 31, 2008. On August 31, 2008, 120 full-time employees were located in Budapest and Mumbai compared to 56 on August 31, 2007 and 103 on May 31, 2008.

Cost of services decreased 4.2% to $28.1 million in third quarter 2008 compared to third quarter 2007. Excluding the founders grant, cost of services expenses decreased 9.5% to $26.6 million in third quarter 2008. Compensation expenses excluding the founders grant increased 2.1% reflecting higher headcount including new hires in emerging market centers. Non-compensation expenses decreased 27.6% due largely to a reduction in the expense allocation from Morgan Stanley and information technology expenses.

Selling, general and administrative expenses increased 62.9% to $37.6 million in third quarter 2008 compared to $23.1 million in third quarter 2007. Excluding the founders grant, selling, general and administrative expenses increased 46.6% to $33.9 million in third quarter 2008. Compensation expenses excluding the founders grant increased 42.2% to $18.9 million, which was attributable to higher compensation costs for existing staff and increased staffing levels related to replacing current Morgan Stanley services which resulted in compensation expenses of $2.4 million. Non-compensation expenses increased 52.6% to $15.0 million. The increase in non-compensation expenses includes $5.4 million (including $0.6 million of depreciation expense) related to replacing services currently provided by Morgan Stanley, $0.5 million associated with being a public company and $0.6

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million due to expenses associated with the July 2008 secondary equity offering, offset by declines in occupancy and professional services expenses.

Selling expenses increased 14.6% to $11.2 million in third quarter 2008 and general and administrative expenses increased 98.3% to $26.4 million.

We expect operating expense increases from initial set-up costs and overlaps with the cost of Morgan Stanley services to continue until we have replaced services currently provided by Morgan Stanley.

Expenses related to the founders grant of $5.3 million in third quarter 2008 reflected the amortization of share based compensation expenses associated with restricted stock units and options awarded to employees as a one-time grant which became effective in connection with our IPO completed in November 2007. Of the $5.3 million of founders grant expenses, $1.6 million was recorded in cost of services and $3.8 million was recorded in selling, general and administrative. There was no founders grant expense in third quarter 2007.

Interest Expense (Income) and Other, Net

Interest expense (income) and other, net was an expense of $7.4 million in third quarter 2008 compared to an expense of $0.3 million in third quarter 2007. The $7.1 million increase in expense reflects an increase in interest expense due to interest paid on term loan borrowings under our credit facility and foreign currency losses offset, in part, by an increase in interest income resulting from higher cash balances. The foreign currency loss was $3.0 million in third quarter 2008 compared to a loss of $0.4 million in third quarter 2007 primarily reflects the negative impact of the appreciation of the US dollar on our cash balances held in currencies other than the US dollar.

Provision for Income Taxes

The provision for income taxes decreased 2.3% to $11.3 million in third quarter 2008 as a result of lower pre-tax income. The effective tax rate for third quarter 2008 was 37.4% compared to 35.1% in third quarter 2007. The increase is largely due to higher state taxes.

Net Income

Net income decreased 11.7% to $18.9 million in third quarter 2008 from third quarter 2007 and the net income margin decreased to 17.1% from 23.1%. The decline in net income primarily reflects higher compensation expense, founders grant expense incurred in third quarter 2008 and higher interest expense, which were offset, in part, by the increase in operating revenues. On a diluted per share basis, the decline was 24.0% which, in addition to the items cited above, also reflects a higher number of diluted shares in third quarter 2008 compared to third quarter 2007 due to the additional common shares issued in conjunction with our November 2007 IPO.

Adjusted EBITDA

Adjusted EBITDA increased 26.9% to a record $51.3 million for third quarter 2008 from $40.4 million for third quarter 2007. See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 46.4% in third quarter 2008 from 43.7% in third quarter 2007. The increase reflects the positive operating leverage in the business.

Summary of Results for First Nine Months of Fiscal 2008

Operating Revenues

Total operating revenues for the nine months ended August 31, 2008 (year to date 2008) increased 20.6% to $323.5 million compared to $268.2 million for the nine months ended August 31, 2007 (year to date 2007). Double-digit revenue gains were reported in three of our four product categories. The largest contributor to revenue growth in terms of dollars was our Equity Indices business which increased $36.5 million or 25.4% year to date 2008 compared to year to date 2007. The 25.4% gain was comprised of a 24.6% gain in revenues from Equity Index subscriptions and a 27.1% gain in revenues from Equity Index asset based fees compared to year to date 2007.

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Revenues from our subscription products grew 19.3% in the aggregate for year to date 2008 to $267.3 million reflecting increased subscriptions from existing clients and new clients. Approximately 80% of our new subscriptions during year to date 2008 came from existing clients. On a percentage basis, revenue growth was led by our Multi-Asset Class Analytics products which increased 65.3% to $25.4 million and was driven primarily by new subscriptions to BarraOne.  Revenues related to Equity Portfolio Analytics products increased 12.2% to $99.9 million for the year to date 2008 compared to the same period in 2007.

Revenues from Other Products decreased 10.7% to $17.7 million for the year to date 2008 compared to the same period in 2007. The decline reflects a decrease of 50.6% in asset based fees from investment products linked to MSCI investable hedge fund indices and a decrease of 22.5% for fixed income analytics offset by a 23.5% increase for our energy and commodity analytics products.

Our Aggregate Retention Rate remained at 93% for the year to date 2008 compared to 93% for year to date 2007.

In the nine months of 2008, we added 171 net new clients. At August 31, 2008, we had a total of 3,097 clients, excluding clients that only pay us asset based fees.

Operating Expenses

Operating expenses for year to date 2008 increased 21.7% to $218.0 million compared to year to date 2007. Excluding the founders grant, operating expenses increased 12.2% to $200.9 million for year to date 2008 with compensation expenses increasing 10.7% and non-compensation expenses increasing 15.0%. Expenses associated with replacing services currently provided by Morgan Stanley were $15.5 million in the first nine months of 2008. The allocation expense for cost of services provided by Morgan Stanley was $16.0 million for year to date 2008 compared to $19.8 million for year to date 2007.

Compensation expenses in the first nine months of 2008 includes $5.5 million of expenses attributable to staff hired to replace Morgan Stanley services. In addition, the increase compared to year to date 2007 reflects higher compensation costs for existing staff and new hires including personnel hired in emerging market centers. The increase in non-compensation expense reflects $10.1 million (including $0.6 million of depreciation expense) of expenses related to replacing Morgan Stanley services, $2.9 million of public company expenses, and $1.5 million of expenses associated with the May and July 2008 secondary equity offerings, partially offset by the decline in the expense allocation from Morgan Stanley of $3.8 million.

Interest Expense (Income) and Other, Net

Interest expense (income) and other, net was an expense of $16.3 million for year to date 2008 compared to income of $10.1 million for year to date 2007. The $26.4 million difference reflects an increase in interest expense due to interest paid on term loan borrowings under our credit facility, reduction of interest income resulting from lower cash balances and foreign currency losses. The foreign currency loss was $3.0 million for year to date 2008 compared to an insignificant loss for year to date 2007. The foreign currency loss for year to date 2008 primarily reflects the negative impact of the appreciation of the US dollar on our cash balances held in currencies other than the US dollar.

Provision for Income Taxes

The provision for income taxes decreased 6.9% to $33.8 million for year to date 2008 compared to year to date 2007 as a result of lower pre-tax income. The effective tax rate for year to date 2008 was 37.9% compared to 36.6% for year to date 2007. The increase is largely due to higher state taxes.

Net Income

Net income decreased 11.8% to $55.4 million for year to date 2008 from year to date 2007 and the net income margin decreased to 17.1% from 23.4%. The decline in net income primarily reflects higher compensation expense, founders grant expense incurred in year to date 2008, higher interest expense and lower interest income, which were offset, in part, by the increase in operating revenues. On a diluted per share basis, the decline was 26.7% which, in addition to the items cited above, also reflects a higher number of diluted shares for the first nine months

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of 2008 compared to the first nine months of 2007 due to the additional common shares issued in conjunction with our November 2007 IPO.

Adjusted EBITDA

Adjusted EBITDA increased 33.1% to $146.3 million for year to date 2008 from $109.9 million for the comparable period in 2007. See Table 14 titled “Reconciliation of Adjusted EBITDA to Net Income.” The adjusted EBITDA margin increased to 45.2% for year to date 2008 from 41.0% for year to date 2007. The increase reflects the operating leverage in the business and disciplined cost management.

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Table 2
Run Rates and Other Key Metrics

	As of			Change from
	August 31,		May 31,	August 31,	May 31,
	2008	2007	2008	2007	2008
Run Rates[1] ($ thousands)
Subscription based fees
Equity indices	$169,284	$136,990	$161,147	23.6%	5.0%
Equity portfolio analytics	134,172	121,475	134,509	10.5%	(0.3%)
Multi-asset class analytics	34,076	27,921	33,255	22.0%	2.5%
Other	19,243	17,053	19,315	12.8%	(0.4%)
Subscription based fees total	356,775	303,439	348,226	17.6%	2.5%
Asset based fees
Equity indices[2]	70,172	63,201	79,358	11.0%	(11.6%)
Hedge fund indices	2,681	7,238	2,684	(63.0%)	(0.1%)
Asset based fees total	72,853	70,439	82,042	3.4%	(11.2%)
Total Run Rate	$429,628	$373,878	$430,268	14.9%	(0.1%)

Subscription based fees - % Americas	44%	44%	44%
Subscription based fees - % non-Americas	56%	56%	56%

Aggregate Retention Rate[3]	92%	92%	91%

Core Retention Rate[4]	94%	95%	92%

Client Count[5]	3,097	2,895	3,032

ETF Assets linked to MSCI indices ($ billions)
Quarter end	$166.3	$156.5	$199.6
Quarterly average	$178.3	$155.7	$184.4

Full-time employees	724	628	686

[1]The run rate at a particular point in time represents the forward-looking fees for the next 12 months from all subscriptions and investment product licenses we currently provide to our clients under renewable contracts assuming all contracts that come up for renewal are renewed and assuming then-current exchange rates. For any license whose fees are linked to an investment product’s assets or trading volume, the run rate calculation reflects an annualization of the most recent periodic fee earned under such license. The run rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the run rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal at the time we receive such notice, even if the notice is not effective until a later date.

[2]Includes asset based fees for ETFs, institutional indexed funds, transaction volume-based fees for futures and options traded on certain MSCI indices and other structured products.
[3]Our Aggregate Retention Rate represents the percentage of the subscription run rate as of the beginning of the period that is not cancelled during the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction. The Aggregate Retention Rate for non-annual periods are annualized. Aggregate Retention Rates are generally higher during the first three fiscal quarters and lower in the fourth fiscal quarter. The Aggregate Retention Rate is for the three month periods ended August 31, 2008, August 31, 2007, and May 31, 2008, respectively.

[4]Our Core Retention Rate means our Aggregate Retention Rate except that the Core Retention Rate does not treat switches between our products as a cancellation.
[5]The client count excludes clients that only pay us asset based fees. Our client count includes affiliates, cities and certain business units within a single organization as separate clients when they separately subscribe to our products.

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Table 3a
ETF Assets linked to MSCI Indices
(Quarter-End)

	2007				2008
$ in Billions	February	May	August	November	February	May	August
AUM in ETFs linked to MSCI Indices	$135.4	$150.2	$156.5	$191.7	$179.2	$199.6	$166.3

Sequential Change ($ Growth in Billions)
Appreciation/Depreciation	$9.8	$5.9	$(0.8)	$11.2	$(15.2)	$9.9	$(31.2)
Cash Inflow/ Outflow	13.3	8.9	7.1	24.0	2.7	10.5	(2.1)
Total Change	$23.1	$14.8	$6.3	$35.2	$(12.5)	$20.4	$(33.3)

Source: Bloomberg and MSCI

Table 3b
ETF Assets linked to MSCI Indices
(Quarterly Average)

	2007				2008
$ in Billions	February	May	August	November	February	May	August
AUM in ETFs linked to MSCI Indices	$123.8	$140.8	$155.7	$176.9	$183.2	$184.4	$178.3

Source: Bloomberg and MSCI

Conference Call Information

Investors will have the opportunity to listen to MSCI Inc.'s senior management review third quarter 2008 results on Thursday, October 2, 2008 at 11:00 am Eastern time. To hear the live event, visit the investor relations section of MSCI's website, www.mscibarra.com, or dial 1- 800-580-5730 within the United States. International callers dial 1- 913-312-0401.

An audio recording of the conference call will be available on our website approximately two hours after the conclusion of the live event and will be accessible through October 9, 2008. To listen to the recording, visit the investor relations section of www.mscibarra.com, or dial 1-888-203-1112 (passcode: 9414575) within the United States.  International callers dial 1-719-457-0820 (passcode: 9414575).

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide. MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over USD 3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets. MSCI Inc. is headquartered in New York, with research and commercial offices around the world. Morgan Stanley, a global financial services firm, is the controlling shareholder of MSCI Inc. MXB#IR

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For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Lisa Monaco, MSCI, New York	+ 1.866.447.7874

For media inquiries please contact:

Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888
Pen Pendleton | Patrick Clifford, Abernathy MacGregor, New York	+ 1.212.371.5999

Forward-Looking Statements

This release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI's Annual Report on form 10-K for the fiscal year ended November 30, 2007 and filed with the Securities and Exchange Commission on February 28, 2008 and in quarterly reports on form 10-Q and current reports on form 8-K. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this release reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Factors Impacting Comparability of Our Financial Results

Net income and EPS for third quarter and year to date 2008 are not comparable with third quarter and year to date 2007 because of our IPO, changes in our capital structure, and founders grant expense.

Weighted Shares Outstanding

In November 2007, we completed our initial public offering in which we issued 16.1 million class A common shares. As such, weighted average common shares outstanding for third quarter 2008 and year to date 2008 include these additional shares while these shares were not outstanding in third quarter 2007 and year to date 2007.

Credit Facility

As of August 31, 2008, we had borrowings of $407.3 million outstanding under our credit facility. As of August 31, 2007, we had borrowings of $625.9 million in the form of a demand note. The note was outstanding only for a portion of third quarter 2007. Consequently, interest expense (income) and other, net was an expense for the nine months ended August 31, 2008 compared to income for the comparable period in 2007.

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Founders Grant

On November 6, 2007, our Board of Directors approved the award of founders grants to our employees in the form of restricted stock units and/or options. The aggregate value of the grants, which were made on November 14, 2007, was approximately $68.0 million of restricted stock units and options. The restricted stock units and options vest over a four-year period, with 50% vesting on the second anniversary of the grant date and 25% vesting on the third and fourth anniversary of the grant date. The options have an exercise price per share of $18.00 and have a term of ten years subject to earlier cancellation in certain circumstances. The aggregate value of the options is calculated using the Black-Scholes valuation method consistent with SFAS No. 123R.  As a result, operating expenses in third quarter and year to date 2008 included $5.3  million and $17.0 million of founders grant expense, respectively, compared to $0 for third quarter and year to date 2007.

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Table 4
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Three Months Ended
	August 31,		May 31,
Amounts in thousands, except per share data	2008	2007	2008
Operating revenues	$110,399	$92,407	$108,195

Operating expenses
Cost of services	28,131	29,354	29,935
Selling, general and administrative	37,624	23,093	38,228
Amortization of intangible assets	7,125	6,697	7,125
Total operating expenses	72,880	59,144	75,288

Operating income	37,519	33,263	32,907

Interest income	(1,843)	(1,125)	(3,508)
Interest expense	5,991	1,259	6,668
Other expense (income)	3,224	210	(638)
Interest expense (income) and other, net	7,372	344	2,522

Income before income taxes	30,147	32,919	30,385

Provision for income taxes	11,269	11,540	11,754

Net income	$18,878	$21,379	$18,631

Earnings per basic common share	$0.19	$0.25	$0.19
Earnings per diluted common share	$0.19	$0.25	$0.18

Weighted average shares outstanding used in computing earnings per share
Basic	100,052	83,900	100,026
Diluted	101,698	83,900	101,282

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Table 5
Operating Revenues by Product Category

	Three Months Ended			Change from
	August 31,		May 31,	August 31,	May 31,
Amounts in thousands	2008	2007	2008	2007	2008
Equity indices
Equity index subscriptions	$43,666	$33,405	$41,804	30.7%	4.5%
Equity index asset based fees	18,312	16,531	18,307	10.8%	0.0%
Equity indices total	61,978	49,936	60,111	24.1%	3.1%
Equity portfolio analytics	33,659	29,452	33,902	14.3%	(0.7%)
Multi-asset class portfolio analytics	8,923	6,669	8,598	33.8%	3.8%
Other products	5,839	6,350	5,584	(8.0%)	4.6%
Total operating revenues	$110,399	$92,407	$108,195	19.5%	2.0%

Table 6
Operating Expenses by Category excluding Founders Grant
(Compensation vs. Non-compensation)

	Three Months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Compensation	$37,121	$31,137	19.2%
Non-compensation	23,288	21,310	9.3%
Total	60,409	52,447	15.2%
Amortization of intangible assets	7,125	6,697	6.4%
Operating expenses excluding Founders Grant	67,534	59,144	14.2%
Founders Grant	5,346	-	-
Operating expenses including Founders Grant	$72,880	$59,144	23.2%

Table 7a
Operating Expenses by Category excluding Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$18,222	$17,842	2.1%
Non-compensation	8,334	11,512	(27.6%)
Total	26,556	29,354	(9.5%)
Selling, general and administrative
Compensation	18,899	13,295	42.2%
Non-compensation	14,954	9,798	52.6%
Total	33,853	23,093	46.6%
Amortization of intangible assets	7,125	6,697	6.4%
Operating expenses excluding founders grant	67,534	59,144	14.2%
Founders grant	5,346	-	-
Operating expenses including founders grant	$72,880	$59,144	23.2%

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Table 7b
Operating Expenses by Category including Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Three Months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$18,222	$17,842	2.1%
Founders grant	1,575	-	-
Total	19,797	17,842	11.0%
Non-compensation	8,334	11,512	(27.6%)
Total	28,131	29,354	(4.2%)
Selling, general and administrative
Compensation	18,899	13,295	42.2%
Founders grant	3,771	-	-
Total	22,670	13,295	70.5%
Non-compensation	14,954	9,798	52.6%
Total	37,624	23,093	62.9%
Amortization of intangible assets	7,125	6,697	6.4%
Operating expenses including founders grant	$72,880	$59,144	23.2%

Table 8
Allocation and Replacement Expenses Related to Morgan Stanley Services

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
Amounts in thousands	2008	2007	2008	2007
Morgan Stanley Services
Allocation Expenses	$3,928	$7,011	$16,008	$19,806
Replacement Expenses[1]	7,783	-	15,546	-
Total	$11,711	$7,011	$31,554	$19,806

[1] Includes depreciation

Table 9
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended
	August 31,		May 31,
Amounts in thousands	2008	2007	2008
Adjusted EBITDA	$51,258	$40,401	$47,430
Less: Founders Grant expense	5,346	-	6,876
Less: Depreciation and amortization	1,268	441	522
Less: Amortization of intangible assets	7,125	6,697	7,125
Less: Interest expense (income) and other, net	7,372	344	2,522
Less: Provision for income taxes	11,269	11,540	11,754
Net income	$18,878	$21,379	$18,631

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Table 10
MSCI Inc.
Consolidated Statements of Income (unaudited)

	Nine months Ended
	August 31,
Amounts in thousands, except per share data	2008	2007
Operating revenues	$323,545	$268,228

Operating expenses
Cost of services	89,222	91,968
Selling, general and administrative	107,360	67,940
Amortization of intangible assets	21,375	19,228
Total operating expenses	217,957	179,136

Operating income	105,588	89,092

Interest income	(7,723)	(11,711)
Interest expense	21,122	1,856
Other expense (income)	2,922	(244)
Interest expense (income) and other, net	16,321	(10,099)

Income before income taxes	89,267	99,191

Provision for income taxes	33,824	36,319

Net income	$55,443	$62,872

Earnings per basic common share	$0.55	$0.75
Earnings per diluted common share	$0.55	$0.75

Weighted average shares outstanding used in computing earnings per share
Basic	100,020	83,900
Diluted	101,236	83,900

Table 11
Operating Revenues by Product Category

	Nine months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Equity indices
Equity index subscriptions	$124,279	$99,748	24.6%
Equity index asset based fees	56,207	44,222	27.1%
Equity indices total	180,486	143,970	25.4%
Equity portfolio analytics	99,903	89,023	12.2%
Multi-asset class portfolio analytics	25,413	15,370	65.3%
Other products	17,743	19,865	(10.7%)
Total operating revenues	323,545	268,228	20.6%

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Table 12
Operating Expenses by Category excluding Founders Grant
(Compensation vs. Non-compensation)

	Nine months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Compensation	$110,516	$99,866	10.7%
Non-compensation	69,048	60,042	15.0%
Total	179,564	159,908	12.3%
Amortization of intangible assets	21,375	19,228	11.2%
Operating expenses excluding Founders Grant	200,939	179,136	12.2%
Founders Grant	17,018	-	-
Operating expenses including Founders Grant	$217,957	$179,136	21.7%

Table 13a
Operating Expenses by Category excluding Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Nine months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$54,745	$57,748	(5.2%)
Non-compensation	29,726	34,220	(13.1%)
Total	84,471	91,968	(8.2%)
Selling, general and administrative
Compensation	55,771	42,118	32.4%
Non-compensation	39,322	25,822	52.3%
Total	95,093	67,940	40.0%
Amortization of intangible assets	21,375	19,228	11.2%
Operating expenses excluding Founders Grant	200,939	179,136	12.2%
Founders Grant	17,018	-	-
Operating expenses including Founders Grant	$217,957	$179,136	21.7%

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Table 13b
Operating Expenses by Category including Founders Grant
(Cost of Services vs. Selling, General and Administrative)

	Nine months Ended
	August 31,
Amounts in thousands	2008	2007	Change
Cost of services
Compensation	$54,745	$57,748	(5.2%)
Founders grant	4,751	-	-
Total	59,496	57,748	3.0%
Non-compensation	29,726	34,220	(13.1%)
Total	89,222	91,968	(3.0%)
Selling, general and administrative
Compensation	55,771	42,118	32.4%
Founders grant	12,267	-	-
Total	68,038	42,118	61.5%
Non-compensation	39,322	25,822	52.3%
Total	107,360	67,940	58.0%
Amortization of intangible assets	21,375	19,228	11.2%
Operating expenses including Founders Grant	$217,957	$179,136	21.7%

Table 14
Reconciliation of Adjusted EBITDA to Net Income

	Nine months Ended
	August 31,
Amounts in thousands	2008	2007
Adjusted EBITDA	$146,255	$109,850
Less: Founders Grant expense	17,018	-
Less: Depreciation and amortization	2,274	1,530
Less: Amortization of intangible assets	21,375	19,228
Less: Interest expense (income) and other, net	16,321	(10,099)
Less: Provision for income taxes	33,824	36,319
Net income	$55,443	$62,872

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Notes Regarding the Use of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as income before interest income, interest expense, other income, provision for income taxes, depreciation, amortization and founders grant expense. Adjusted EBITDA is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the U.S. Rather, we believe adjusted EBITDA is one additional measure that investors use to evaluate companies, like our company, that have substantial amortization of intangible assets included in their statement of income. This is particularly relevant to a company in our industry because we do not believe other companies in our industry have as significant a proportion of their operating expenses represented by amortization of intangible assets and one-time founders grant as we do. As stated above, adjusted EBITDA excludes expense for the one-time $68.0 million founders grant which is being amortized through 2011. Management believes that it is useful to exclude the founders grant expense in order to focus on what is deemed to be a more reliable indicator of ongoing operating performance. Amortization expense for the one-time $68.0 million founders grant, representing restricted stock units and options awarded to employees effective with the IPO, is expected to be amortized through 2011.

Additionally, our management uses adjusted EBITDA to compare MSCI to other companies in the same industry when evaluating relative performance and industry development. Adjusted EBITDA as presented herein, however, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a non-GAAP measure that should not be considered as an alternative to net income, as an indication of financial performance or as an alternative to cash flow from operations as a measure of liquidity.

Operating Expenses excluding Founders Grant

Operating expenses excluding founders grant (described above), cost of services expenses excluding founders grant, and selling, general, and administrative expenses excluding founders grant are deemed to be a more reliable indicator of ongoing expense trends. Management believes that it is useful to exclude founders grant expenses from operating expenses because the founders grant was a one-time event, although the amortization expense of the award will be recognized over two to four years.

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